EXHIBIT 10.44

FIRST AMENDMENT

OF

VHS HOLDINGS LLC

2004 Unit Plan

                        WHEREAS, VHS Holdings LLC (“Company”) maintains the VHS Holdings LLC 2004 Unit Plan (the “Plan”), pursuant to which the Company may grant Awards to officers and employees of the Company to acquire equity interests in and participate in the long-term growth of the Company;

                        WHEREAS, Section 7(a) of the Plan provides that the Board may, pursuant to the terms thereof, amend the Plan or any portion thereof at any time;

                        WHEREAS, the Board of Directors has deemed it advisable and in the best interests of the Company to increase the number of Class A Units that may be issued under the Plan from 117,067 to 117,367, and has duly adopted resolutions approving such increase;

                        NOW, THEREFORE, the Plan is hereby amended, effective as of February 22, 2005, as follows:

                        1.         By substituting the following for Section 3 of the Plan:

                        “SECTION 3.  Units Subject to the Plan.

                        The total number of Class A Units which may be issued under the Plan is 117,367, the total number of Class B Units which may be issued under the Plan is 41,945, the total number of Class C Units which may be issued under the Plan is 41,945 and the total number of Class D Units which may be issued under the Plan is 35,952.   Units which are subject to Awards which terminate or lapse may be granted again under the Plan.”

                        2.         Capitalized terms used but not defined herein shall have the meaning set forth in the Plan, unless otherwise noted.